Exhibit 23.5
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
As independent oil and gas consultants, Netherland, Sewell & Associates, Inc. hereby consents to the references to our firm’s name in the Registration Statement on Form S-4 of Resolute Energy Corporation to be filed on or about August 6, 2009, and to the references to our audits of portions of Resolute Energy Corporation’s proved natural gas and oil reserves estimates as of December 31, 2008; December 31, 2007; and December 31, 2006. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
August 5, 2009

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